UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2015

PHILLIPS EDISON GROCERY CENTER REIT II, INC.

(Exact name of registrant specified in its charter)

Maryland	333-190588	61-1714451
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 1, 2014, the conflicts committee of the board of directors of Phillips Edison Grocery Center REIT II, Inc. (the “Company”) approved the renewal of its advisory agreement with American Realty Capital PECO II Advisors, LLC (“ARC”) for a period of 45 days, effective as of November 25, 2014. This renewal was previously disclosed in the Company’s Current Report on Form 8-K filed on December 2, 2014. The Company entered into that short-term renewal so that the parties could explore a possible transition of all or additional advisory services from ARC to Phillips Edison NTR II LLC (“PECO”), the Company’s current sub-advisor. Although such a transition remains possible, the parties are currently negotiating a potential long-term renewal of the existing advisor/sub-advisor arrangement on terms similar to those that have been in place. In order to give the parties time to finalize such negotiations, on January 9, 2015, the date upon which the advisory agreement was set to expire, the conflicts committee approved the renewal of such advisory agreement for an additional period of seven days and authorized the Company’s management to renew the agreement for another seven days as management deems appropriate. Management made the decision to renew the agreement for another seven days on January 15, 2015 as the parties continue to negotiate long-term agreements. The renewed advisory agreement will expire on January 23, 2015, but is otherwise identical to the prior 45-day advisory agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON GROCERY CENTER REIT II, INC.

Dated: January 15, 2015	By:	/s/ R. Mark Addy
R. Mark Addy
Co-President and Chief Operating Officer